Exhibit 10.5

LUMENTUM HOLDINGS INC.

CHANGE IN CONTROL AND SEVERANCE BENEFITS PLAN

AS AMENDED AND RESTATED

1. Introduction.

This Lumentum Holdings Inc. (“Company”) Change in Control and Severance Benefits Plan (the “Plan”) is established effective April 14, 2015, as amended and restated on August 2, 2015 (the “Effective Date”).

(a) Purpose. The purpose of the Plan is to provide certain benefits to Eligible Executives (as defined below) whose employment is terminated in connection with or unrelated to a Change in Control (as defined below).

(b) Participants. Each Eligible Executive shall be a “Participant” in the Plan.

2. Definition of Terms. The following capitalized terms used in this Plan shall have the following meanings:

(a) “Cause” means (i) gross negligence or willful misconduct in the performance of a Participant’s duties to Employer; (ii) a material and willful violation of any federal or state law by a Participant that if made public would injure the business or reputation of Employer; (iii) refusal or willful failure by a Participant to comply with any specific lawful direction or order of Employer or the material policies and procedures of Employer, including but not limited to Employer’s Code of Business Conduct and Inside Information and Securities Transactions policy, as well as any obligations concerning proprietary rights and confidential information of Employer; (iv) conviction (including a plea of nolo contendere) of a Participant of a felony, or of a misdemeanor that would have a material adverse effect on Employer’s goodwill if such Participant were to be retained as an employee of Employer; or (v) substantial and continuing willful refusal by a Participant to perform duties ordinarily performed by an employee in the same position and having similar duties as such Participant; in each case as reasonably determined by the Committee or the Board of Directors of Company or Employer or the successor to Company or Employer.

(b) “Change in Control” means the occurrence of one or more of the following with respect to Company:

(i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to Company’s stockholders, open market purchases or any other transaction or series of transactions, of stock of Company that, together with stock of Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the then outstanding stock of Company entitled to vote generally in the election of the members of Company’s Board of Directors;

(ii) a merger or consolidation in which Company is not the surviving entity, except for a transaction in which both (A) securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, immediately after such merger or consolidation by persons who beneficially owned Company common stock immediately prior to such merger or consolidation and (B) the members of Company’s Board of Directors immediately prior to the transaction (the “Existing Board”) constitute a majority of the Board of Directors of the surviving entity or its parent entity immediately after such merger or consolidation;

(iii) any reverse merger in which Company is the surviving entity but in which either (A) persons who beneficially owned, directly or indirectly, Company common stock immediately prior to such reverse merger do not retain immediately after such reverse merger direct or indirect beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting power of Company’s outstanding securities or (B) the members of the Existing Board do not constitute a majority of the Board of Directors of the Company’s parent entity immediately after such reverse merger; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of Company (other than a sale, transfer or other disposition to one or more subsidiaries of Company).

Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code (the “Code) (including any applicable final, proposed or temporary regulations and other administrative guidance promulgated thereunder) would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of Company within the meaning of Section 409A of the Code.

(c) “Committee” means the Compensation Committee of the Board of Directors of Company or a successor to Company.

(d) “Coverage Period” with respect to a Participant means the period (i) beginning upon the public announcement by Company of its intent to consummate a Change in Control and (ii) ending twelve (12) months following the consummation of such Change in Control, as applicable.

(e) “Disability” means a mental or physical disability, illness or injury, evidenced by medical reports from a duly qualified medical practitioner, which renders a Participant unable to perform any one or more of the essential duties of his or her position after the provision of reasonable accommodation, if applicable, for a period of greater than ninety (90) days within a one-year period. “Disabled” has a corresponding meaning.

(f) “Eligible Executive” means an individual employed by Company or any of its subsidiaries in the United States or Canada and on a United States or Canada payroll (i) at the level of Senior Vice President (E200) or above, who either (1) holds one or more of the following positions or their functional equivalents: Chief Financial Officer, Chief Administrative Officer, Chief Legal Officer, Chief Information Officer, Chief Marketing Officer, Chief Research & Development Officer, Chief Operations Officer, Global Sales Officer and the senior executive responsible for Human Resources, or (2) is designated in writing by the Chief Executive Officer as being an Eligible Executive, subject to subsequent review and ratification by the Committee at its discretion; or (ii) at the level of Vice President (E100) or above, who holds the position of VP Laser Product Line Management, VP Optical Communications Product Line Management, VP Strategy and Corporate Development, or VP General Counsel.

(g) “Employer” with respect to a Participant means Company and each subsidiary of Company employing or formerly employing Participant, and each successor to Company or subsidiary of Company.

(h) “Good Reason” means a Participant’s resignation from Employer within ninety (90) days following the occurrence of any of the following events with respect to such Participant:

(i) without Participant’s express written consent, a material adverse change in Participant’s duties, authority, responsibilities, job title or reporting relationships relative to Participant’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such change in Participant’s duties, authority, responsibilities, job title, or reporting relationships; provided, however, that the occurrence of a Change in Control shall not, in and of itself, constitute a material adverse change in Participant’s duties, authority, responsibilities, job title or reporting relationships;

(ii) a material reduction by Employer in the base salary of Participant as in effect immediately prior to such reduction;

(iii) a material reduction by Employer in Participant’s annual bonus opportunity as in effect immediately prior to such reduction;

(iv) the relocation of Participant’s principal work location to a facility or a location more than fifty (50) miles from Participant’s then present principal work location, without Participant’s express written consent; or

(v) the failure of Company or Employer to obtain agreement from any successor contemplated in Section 6 below to provide the benefits provided for in this Plan, as it exists as the time of succession.

(i) “Separation from Service” means a separation from service (as such term is defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternate definitions thereunder) with Company, each subsidiary of Company, and each successor to Company.

(j) “Termination Date” means the date of a Participant’s Separation from Service.

3. Eligibility for Severance and Other Benefits. Participants will receive the benefits described herein under the following circumstances:

(a) Termination in Connection with a Change in Control. In the event of a Participant’s Separation from Service either by Employer without Cause or by such Participant for Good Reason, in either case, at any time during the Coverage Period applicable to a Change in Control, then, conditioned upon Participant’s execution and delivery of a release of claims against Company, Employer and related parties that releases Company, Employer and such parties from any claims whatsoever arising from or related to Participant’s employment relationship with Employer, including the termination of that relationship, in a form reasonably acceptable to Employer and Participant (the “Release”), and provided that any statutory revocation period has expired without the Release having been revoked so that the Release becomes effective on or before the sixtieth (60th) day following the Termination Date (such 60th day being the “Release Deadline Date”), Participant will receive the following:

(i) Participant’s right, title and entitlement to any and all unvested Company equity-based awards that have been granted or issued to Participant as of the Termination Date by Company (A) that are subject to time-based vesting conditions shall automatically be accelerated in full so as to become immediately and completely vested, and (B) that are subject to performance-based vesting conditions with a “target” achievement level shall automatically be accelerated at 100% of such “target” achievement level so as to become immediately and completely vested and fully exercisable. Such acceleration of vesting and exercisability shall be effective upon the later of the Release Deadline Date or the consummation of the Change in Control. Notwithstanding any other provision in the relevant equity incentive plan and/or notice of grant and grant agreement to the contrary, all such equity-based awards which are stock options shall remain fully exercisable for the shorter of (a) two (2) years from the Termination Date, or (b) the remaining term of the stock option as provided in the relevant notice of grant and grant agreement. In all other respects, Participant’s equity-based awards shall continue to be subject to the terms of the applicable equity incentive plan, notice of grant and grant agreement.

(ii) a lump sum cash payment within ten (10) days following the later of the Release Deadline Date or the consummation of the Change in Control in an amount equal to two (2) years’ salary at Participant’s base salary rate as of the Termination Date (without taking into account any reduction in base salary that could trigger Participant’s resignation for Good Reason), less applicable withholding taxes or other withholding obligations of Employer and less any amounts to which Participant is otherwise entitled under any statutory or Employer long-term or short-term disability plan; and

(iii) if Participant elects benefits continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following Separation from Service, payment of the full monthly cost of such benefits (either directly to Participant, including reimbursement for the cost of such benefits paid by Participant prior to the commencement of Employer-paid benefits, or to the appropriate carrier or administrator at Employer’s election) for a period of twelve (12) months following the Termination Date until such time as Participant becomes ineligible for continued benefits under COBRA (the period of such payments the “COC COBRA Payment Period”), provided that, in the event Employer determines, in its sole discretion, that the payment of the COBRA premiums pursuant to this subsection would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Employer, in its sole discretion, may elect to instead pay such Participant on or before the first day of each month of the COC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “COC Additional Severance Payment”), for the remainder of the COBRA payment period. Such Participant may, but is not obligated to, use such Additional Severance Payment toward the cost of COBRA premiums.

(b) Voluntary Resignation; Termination for Cause. If a Participant’s employment terminates by reason of voluntary resignation (which is not for Good Reason), or if a Participant is terminated for Cause, then such Participant shall not be entitled to receive any compensation or benefits under this Plan.

(c) Disability. If a Participant suffers from a Disability, Employer may terminate such Participant’s employment to the extent permitted by law and, if such Separation from Service occurs within twelve (12) months following a Change in Control, then, subject to satisfaction of the Release conditions described in Section 3(a) by Participant (or, in the event of Participant’s death or incapacity, Participant’s executor, representative or guardian, as applicable), Employer will provide to Participant or Participant’s estate the compensation and benefits at the time and in the manner set forth in Section 3(a). For the avoidance of doubt, in the event that Participant’s Separation from Service due to Participant’s Disability occurs at a time other than as described in the previous sentence, Participant or Participant’s estate, as applicable, shall not be entitled to receive any compensation or benefits under the Plan.

(d) Death. If a Participant’s employment is terminated due to the death of such Participant within twelve (12) months following a Change in Control, then, subject to satisfaction of the Release conditions described in Section 3(a) by Participant’s executor or representative, Employer shall provide to Participant’s estate the compensation and benefits at the time and in the manner set forth in Section 3(a). For the avoidance of doubt, in the event that Participant’s Separation from Service due to Participant’s death occurs at a time other than as described in the previous sentence, Participant or Participant’s estate, as applicable, shall not be entitled to receive any compensation or benefits under the Plan.

(e) Termination Not in Connection With a Change in Control. In the event of a Participant’s Separation from Service either by Employer without Cause or by such Participant for Good Reason, in either case, at any time outside the Coverage Period applicable to a Change in Control, then, conditioned upon Participant’s execution and delivery of a Release, and provided that any statutory revocation period has expired without the Release having been revoked so that the Release becomes effective on or before the Release Deadline Date, Participant will receive the following:

(i) Participant’s right, title and entitlement to any and all unvested Company equity-based awards that have been granted or issued to Participant as of the Termination Date by Company that are subject to time-based vesting conditions shall automatically be accelerated so that the number of shares subject to such awards that would have vested over the 9-month period following the Termination Date will become immediately and completely vested and exercisable. Such acceleration of vesting and exercisability shall be effective upon the Release Deadline Date. In all other respects, Participant’s equity-based awards shall continue to be subject to the terms of the applicable equity incentive plan, notice of grant and grant agreement.

(ii) a lump sum cash payment within ten (10) days following the Release Deadline Date in an amount equal to nine (9) months of Participant’s base salary rate as of the Termination Date (without taking into account any reduction in base salary that could trigger Participant’s resignation for Good Reason), less applicable withholding taxes or other withholding obligations of Employer and less any amounts to which Participant is otherwise entitled under any statutory or Employer long-term or short-term disability plan; and

(iii) if Participant elects benefits continuation under the COBRA following Separation from Service, payment of the full monthly cost of such benefits (either directly to Participant, including reimbursement for the cost of such benefits paid by Participant prior to the commencement of Employer-paid benefits, or to the appropriate carrier or administrator at Employer’s election) for a period of nine (9) months following the Termination Date until such time as Participant becomes ineligible for continued benefits under COBRA (the period of such payments the “Non-CIC COBRA Payment Period”), provided that, in the event Employer determines, in its sole discretion, that the payment of the COBRA premiums pursuant to this subsection would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, Employer, in its sole discretion, may elect to instead pay such Participant on or before the first day of each month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Non-CIC Additional Severance Payment”), for the remainder of the COBRA payment period. Such Participant may, but is not obligated to, use such Non-CIC Additional Severance Payment toward the cost of COBRA premiums.

(f) Coordination with Other Change in Control Benefits, Severance Benefits or Debts. If a Participant is entitled to cash payments, accelerated vesting of equity-based awards, or any other benefits from Company or Employer following the termination of such Participant’s employment under any other agreement, plan, policy or law, then the benefits received by that Participant under this Plan shall be reduced by the benefits received by Participant from Company or Employer under such other plans, programs, arrangements, agreements or requirements. If a Participant is indebted to Company or Employer at the time of a termination that would give rise to severance benefits under Section 3(a) or Section 3(e), as applicable, Company or Employer reserves the right to offset such severance benefits under the Plan by the amount of such indebtedness (but only to the extent that such offset would not result in additional tax under Section 409A of the Code).

4. At-Will Employment. Subject only to any individual written agreement between Employer and a Participant to the contrary, each Participant’s employment is and shall continue to be at-will, as defined under applicable law. If a Participant’s employment terminates for any reason other than as specified in Section 3, such Participant shall not be entitled to any benefits, damages, awards or compensation under this Plan.

5. Tax Matters.

(a) Section 409A. Payments and benefits that may be provided pursuant to this Plan are intended to be exempt from treatment as deferred compensation subject to Section 409A of the Code by reason of the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. Notwithstanding any inconsistent provision of this Plan, to the extent Employer determines in good faith that (a) one or more of the payments or benefits received or to be received by a Participant pursuant to this Plan in connection with such Participant’s termination of employment would constitute deferred compensation subject to the rules of Section 409A, and (b) that Participant is a “specified employee” under Section 409A, then only to the extent required to avoid Participant’s incurrence of any additional tax or interest under Section 409A of the Code, such payment or benefit will be delayed until the date which is six (6) months after Participant’s Separation from Service (the “Delayed Payment Date”). All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Plan.

(b) Section 280G. In the event that any payments or other benefits provided for in this Plan or otherwise to a Participant would (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) become subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state tax law), then, notwithstanding the other provisions of this Plan, such Participant’s compensation and benefits under Section 3 will not exceed the amount which produces the greatest after-tax benefit to Participant. For purposes of the foregoing, the greatest after-tax benefit will be determined by Participant in his/her sole discretion on or before the later of thirty (30) days after the Termination Date or ten (10) days after the consummation of the Change in Control. If no such determination is made by Participant within such period, then Company or Employer will pay the benefits as provided in Section 3.

(c) Tax Withholding. Employer may withhold from any amounts payable under the Plan such federal, state and local taxes as may be required to be withheld.

6. Company’s Successors. Company shall require that any successor to Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of Company’s business and/or assets shall agree to perform in accordance with this Plan in the same manner and to the same extent as Company would be required to perform such obligations in the absence of a succession.

7. Exclusive Benefits. Participants shall not be entitled to any payments, compensation, benefits or other consideration from Company or Employer, apart from those identified in Section 3, on account of a termination of employment as described therein.

8. Severability, Enforcement. If any provision of this Plan, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Plan and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

9. Claim for Benefits.

(a) ERISA Plan. This Plan is intended to be (a) an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of Company and its subsidiaries.

(b) Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to Company’s Vice President, Human Resources (the “Claims Administrator”), with a copy to Company’s Chief Financial Officer. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

(c) Appeal of Denial of Claim.

(i) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(A) The specific reason or reasons for the denial;

(B) References to the specific Plan provisions on which the denial is based;

(C) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(D) An explanation of the Plan’s claims review procedures and time limits applicable to such procedures, including a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(ii) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(iii) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the claimant or his or her duly authorized representative:

(A) may request in writing that the Appeals Administrator review the denial;

(B) may review pertinent documents; and

(C) may submit issues and comments in writing.

(iv) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(A) The specific reason or reasons for the denial;

(B) References to the specific Plan provisions on which the denial is based;

(C) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(D) A statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(d) Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(i) No claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(ii) In any such legal action, all explicit and implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

10. General.

(a) Administration. Except as otherwise specifically set forth in this Plan, the Committee has full discretionary authority to administer and interpret this Plan, including (without limitation) discretionary authority to determine eligibility for benefits and the amount of benefits. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons.

(b) Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of Company. Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

(c) Benefits Not Assignable. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.

(d) Clawback. Without the consent of any Participant, the obligations of Company to make a payment pursuant to this Plan shall be subject to (i) the terms and conditions of a policy on the recoupment of incentive compensation as shall be adopted by Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or other mandate under law applicable to such payment, or (ii) a determination by the Committee that an action with regard to such payment is appropriate after obtaining in connection with a Change in Control a stockholder advisory vote required by Section 951 of the Dodd-Frank Act, or any successor provision, on golden parachute compensation arrangements, provided that such payment is a subject of that advisory vote.

(e) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of a Participant, mailed notices shall be addressed to him or her at the home address or facsimile number which he or she most recently communicated to Employer in writing. In the case of Employer, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel or Chief Financial Officer.

(f) Amendment. Prior to a Change in Control, Company reserves the right to amend or terminate this Plan upon written notice to Participants. Upon a Change in Control, this Plan will become non-modifiable without the consent of the affected Participant(s).

(g) Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of California without regard to conflicts of law principles.

(c) Plan Termination. The Plan shall terminate on June 30, 2018 (the “Plan Termination Date”), provided that the Plan shall not terminate, and shall continue in full force and effect and not shall not be terminable by any action of Company or a successor in interest to Company (i) in the event of the occurrence of a Change in Control on or before the Plan Termination Date or (ii) with respect to any Participant whose Separation from Service occurs prior to a Change in Control entitling such Participant to severance benefits under Section 3(a) or Section 3(e), as applicable, and for which such severance benefits are not fully-paid as of the Plan Termination Date.

11. Execution. To record the adoption of the Plan as set forth herein, effective as of August 2, 2015, Lumentum Holdings Inc. has caused its duly authorized officer to execute the same.

LUMENTUM HOLDINGS INC.

By:	/s/ Judy Hamel

Name:	Judy Hamel

Title:	General Counsel and Secretary

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